ALPINE SERIES TRUST
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 28th day of October, 2008, to the Fund Administration Servicing Agreement, dated as of  November 18, 2005, as amended (the “Agreement”), is entered into by and between Alpine Series Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the Trust intends to change the name of a Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit A, the listing of the fund names, is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Michael R. McVoy

Name: Sheldon R. Flamm	Name: Michael R. McVoy

Title: Vice President/Treasurer	Title: Executive Vice President

Exhibit A
to the
Alpine Series Trust Fund Administration Servicing Agreement

Fund Names

Separate Series of Alpine Series Trust

Name of Series	Date Added
Alpine Dynamic Balance Fund	06/06/01
Alpine Dynamic Dividend Fund	08/28/03
Alpine Dynamic Financial Services Fund	11/01/05
Alpine Dynamic Innovators Fund	07/11/06
Alpine Dynamic Transformations Fund	12/31/07
Alpine Accelerating Dividend Fund f/k/a Alpine Dividend Growth Fund	effective on or after 10/31/08